AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 19, 2001
                                                  REGISTRATION NO. 333-_________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   -----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   -----------

                           THE PLASTIC SURGERY COMPANY
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

           GEORGIA                                      58-2317410
(STATE OR OTHER JURISDICTION OF             (I.R.S. EMPLOYER IDENTIFICATION NO.)
INCORPORATION OR ORGANIZATION)
                                   -----------
                       509 E. MONTECITO STREET, 2ND FLOOR
                         SANTA BARBARA, CALIFORNIA 93103
                                 (805) 963-0400
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                   -----------
                                DENNIS E. CONDON
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           THE PLASTIC SURGERY COMPANY
                       509 E. MONTECITO STREET, 2ND FLOOR
                         SANTA BARBARA, CALIFORNIA 93103
                                 (805) 963-0400
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                   -----------
                                   COPIES TO:
                             DAVID E. LAFITTE, ESQ.
                            TIMOTHY N. STICKLER, ESQ.
                         STRADLING YOCCA CARLSON & RAUTH
                                302 OLIVE STREET
                         SANTA BARBARA CALIFORNIA 93101
                                 (805) 564-0065

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
=======================================================================================================================
    TITLE OF EACH CLASS           AMOUNT TO BE    PROPOSED MAXIMUM OFFERING   PROPOSED MAXIMUM            AMOUNT OF
OF SECURITIES TO BE REGISTERED   REGISTERED (1)      PRICE PER SHARE (2)   AGGREGATE OFFERING PRICE    REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
Common Stock (no par value)     406,075 shares            $2.45                 $994,884                    $263
=======================================================================================================================

(1) In the event of a stock split, stock dividend, or similar transaction involving the Registrant's common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.
(2) The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), and is based upon the average of the high and low prices reported on the American Stock Exchange March 12, 2001 which average was $2.45 per share.
(3) Pursuant to Rule 429, the Prospectus includes as part of this Registration Statement also relates to the Registration Statement No. 333-53512 effective February 1, 2001.
================================================================================

         WE ORIGINALLY REGISTERED FOR RESALE BY OUR SECURITY HOLDERS 2,386,282 SHARES OF OUR COMMON STOCK UNDER REGISTRATION NO. 333-53512 ON FORM S-3. PURSUANT TO RULE 429, THE PROSPECTUS INCLUDED AS PART OF THIS REGISTRATION STATEMENT ALSO RELATES TO THE RESALE OF SUCH PREVIOUSLY REGISTERED SHARES. THE REGISTRANT HAS PREVIOUSLY PAID AN AGGREGATE REGISTRATION FEE OF $1,343 WITH RESPECT TO SUCH SHARES.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                                                      PROSPECTUS

                           THE PLASTIC SURGERY COMPANY

                                2,792,357 SHARES

                                       OF

                                  COMMON STOCK

         All of the shares of common stock offered in this prospectus are being sold by the selling shareholders named on page 11 and 12 of this prospectus. This prospectus covers the resale of up to 2,792,357 shares of our common stock.

         The selling shareholders, including warrant holders who exercise their warrants to purchase our common stock, may sell the shares from time to time in transactions on the American Stock Exchange, in negotiated transactions, or otherwise, of by a combination of these methods, at fixed prices that may be changed at market prices prevailing at the time of the sale, at prices related to such market prices or at negotiated prices. The selling shareholder may effect these transactions by selling shares to or through broker-deals, who may receive compensation in the form of discounts or commissions from the selling shareholders or from the purchasers of the shares for whom the broker-dealer, may act as an agent or to whom they may sell as a principal, or both. The Company will not receive any part of the proceeds from the sale of these shares. The selling shareholders and such broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in connection with such sales. The Company has agreed to bear all of the expenses in connection with the registration and sale of the shares (other than selling commissions and the fees and expenses of counsel or other advisors to the selling shareholders).

         Our common stock is listed on the American Stock Exchange under the symbol "PSU." On March 12, 2001, the last reported sale price for our common stock was $2.50 per share.

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. PLEASE CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

                        ---------------------------------

         Our principal executive offices are located at 509 E. Montecito Street, 2nd Floor, Santa Barbara, California 93103 and our telephone number at that location is (805) 963-0400. Our web sites are located at WWW.IDEALME.COM and www.THEPLASTICSURGERYCO.COM. Information contained in our web sites is not part of this prospectus.

                        ---------------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


                        ---------------------------------


                 The date of this Prospectus is March ___, 2001

                           THE PLASTIC SURGERY COMPANY

         Our original business model was based on providing development services to cosmetic surgery practices through long-term practice services agreements. For some of our current cosmetic surgery centers and nearly all future acquisitions, we are making a strategic shift to "company-owned cosmetic centers." Under the practice service agreements, the affiliating physicians continue to be responsible for the day-to-day management of the practices, including operations, finance and human resources. In contrast, as a "company-owned center" we will have all of these responsibilities. This new structure provides us with a greater degree of control over marketing programs and other sales activities designed to increase consumer demand and the total patient experience as well as the business and finance practices of these cosmetic surgery centers. In addition, ownership brings with it the right to make all investment decisions. The affiliating surgeons are then free to spend all of their time focused on patient care and surgery. We currently have affiliated cosmetic surgery centers in 24 locations throughout the United States. While both models are profitable, we believe the company-owned model provides a greater opportunity to build value.

         We provide business development services and Internet solutions to our alliance of board certified or board-eligible plastic surgeons located in 18 metropolitan markets throughout the United States. We intend to continue to provide business services and acquire certain assets of, or to manage, additional plastic surgery practices. In addition, we may acquire companies, businesses or assets that complement or expand our existing business. We may expand our business into the performance of nonsurgical, noninvasive procedures. We did not conduct any significant operations or earn any revenue until the close of our initial public offering on December 15, 1999.

         Our Internet strategy is important to our business. We have two proprietary web sites. Our consumer web site is located at WWW.IDEALME.COM and our surgeon web site is located at WWW.THEPLASTICSURGERYCO.COM. Our consumer web site allows consumers to research available procedures, submit inquiries regarding cosmetic surgery procedures, view possible cosmetic changes through online imaging technology, obtain financing for procedures and locate board-certified cosmetic surgeons. Our surgeon web site provides allied surgeons online access to our national buying programs and facilitates "best practices" study groups among our allied surgeons.

         Under our business services agreements we earn revenue from providing services to the allied practices on a monthly basis as each practice collects its cash. The agreements provide that each practice will pay our fees based on a percentage of the net cash collected by that practice. Our revenue consists of the sum of the service fee and amounts equal to the operating expenses of the practice assumed by us under the business services agreements. The operating expenses of the practice that are our responsibility and that we are legally obligated to pay include the following:

         o salaries, benefits, payroll taxes, workers compensation, health insurance and other benefit plans, and other direct expenses of non-medical employees that are our employees located at the practice;
         o direct costs of all employees or consultants that provide services to each practice's office;
         o   medical and office supplies;
         o lease or rent payments, utilities, telephone and maintenance expenses for practice facilities;
         o   property taxes on our assets located at the practice offices;
         o property, casualty and liability insurance premiums, excluding malpractice insurance, is the responsibility of the practice;
         o   surgeon recruiting expenses; and
         o advertising and expenses attributable to the promotion of practice offices.

         We assume all of these expenses and pay the third-party provider of the goods and services.

         The practice pays for any and all direct employment expenses, including benefits, for any surgeon or other employee that we are prohibited from employing by applicable law. In addition, the practice retains responsibility for the payment of expenses for continuing education, seminars, professional licenses, professional membership dues and malpractice insurance and all other expenses of any surgeon.

         Under our company-owned centers we will recognize all revenues and expenses directly. In the third quarter of 2000, we introduced two new for-fee subscription services. Our subscribing surgeons pay to list special information about themselves and their practices and receive links from WWW.IDEALME.COM to their personal web pages. The subscriptions are offered for the convenience of potential consumers located in areas where we are not affiliated with an allied practice and as a source of revenue to fund future online developments. We do not investigate the qualifications of the surgeons who subscribe for this service. Our web site will advise consumers to independently investigate each surgeon's qualifications.

         Prior to introducing these subscription services, we listed profiles from board certified plastic surgeons who are not affiliated with our practices at our WWW.IDEALME.COM website. We continue to offer free, basic listing to non-affiliated surgeons, but now focus our efforts in our subscription service. We may generate future revenues from the sale of products and services through our proprietary web sites. The revenue generated may include fees from banner and sponsorship advertising, subscriptions to our online magazine and digital imaging. In addition, our web site has built one of the largest, and the only customizable, "before and after" photo galleries of cosmetic procedures on the Internet. The gallery currently offers annotated photographs of over 550 cases, or 1,100 photographs, spanning a broad range of procedures and patients. Each case includes a detailed, searchable profile that allows users to arrange the gallery by procedure, patient age range, gender and skin tone.

                                  RISK FACTORS

         This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including those set forth in the following risk factors and elsewhere in this prospectus and the documents incorporated in this prospectus. In evaluating our business, you should consider carefully the following factors in addition to the other information set forth or incorporated in this prospectus.


OUR COMBINED OPERATING HISTORY IS LIMITED SO THERE IS LIMITED HISTORICAL
     INFORMATION ON WHICH TO EVALUATE OUR COMBINED BUSINESS.

         We did not conduct any operations or generate any revenues until the completion of our initial public offering and the acquisition of 25 founding practices in December 1999. Prior to that, each of the founding practices operated as a separate, independent entity. The combined historical financial results of the founding practices cover periods when each practice operated separately and may not be indicative of our future financial results.

OUR SUCCESS DEPENDS ON THE CONTINUED EFFECTIVE PERFORMANCE OF OUR ALLIED
     SURGEONS.

         Under our business services agreements, our revenue depends on the revenue generated by each of our allied practices. The success of each of the allied practices essentially depends on the allied surgeons. Therefore, the effective and continued performance of the allied surgeons is essential to our long-term success. The failure of any of the allied surgeons to complete or renew their employment agreements could result in a decline in revenues. Any loss of revenue by the allied practices would have an adverse effect on our business.

BECAUSE WE HAVE INCURRED SUBSTANTIAL DEBT, WE MAY NOT BE ABLE TO MEET OUR
     WORKING CAPITAL REQUIREMENTS AND DEBT SERVICE OBLIGATIONS AND MAY RECEIVE A GOING CONCERN LETTER FROM OUR AUDITORS.

         We incurred a significant amount of indebtedness in connection with the acquisition of the operating assets of the founding practices and in connection with our recent acquisition of the Florida Center for Cosmetic Surgery. We may incur additional debt in the future to acquire additional plastic surgery practices. A substantial portion of our cash flow from operations must be used to service our debt. In addition, based upon the terms of our acquisition agreement with the Florida Center for Cosmetic Surgery, we are restricted from using the cash generated from the operations of the Florida Center for Cosmetic Surgery until our debt obligation is paid in full. Accordingly, our auditors may conclude that a report modification for going concern relating to the auditor's report on the December 31, 2000 financial statements may be appropriate.

         Our current level of indebtedness may also limit our ability to obtain additional financing in the future. Our ability to service our debt and satisfy other obligations depends on our future operating performance. Although we believe that our cash flow from operations is sufficient to fund our ongoing operations, if we do not generate sufficient cash flow to meet our obligations, then we may need to sell additional equity or debt securities or obtain a credit facility.

OUR ABILITY TO FUND OUR ACQUISITION STRATEGY WILL BE SIGNIFICANTLY LIMITED IF
     WE CANNOT OBTAIN ADDITIONAL FINANCING.

         To continue our strategy of acquiring additional medical practices, we need substantial capital, which we may not be able to obtain. We recently secured a $1.5 million credit facility from the Pacific Mezzanine Fund, L.P., but we cannot guaranty that this credit facility will be sufficient and we may need additional credit facilities to fund our future capital requirements. We may not be able to obtain additional required capital on satisfactory terms, if at all. If we are unable to obtain additional capital on acceptable terms, our ability to achieve our acquisition goals will be significantly limited which could adversely affect our business.

OUR SUCCESS DEPENDS ON OUR ABILITY TO IMPLEMENT OUR ACQUISITION STRATEGY.

         In pursing acquisition candidates we may compete with companies that have greater resources than we have. We may not be able to identify acquisition candidates or consummate planned acquisitions on favorable terms, or at all. If a planned acquisition fails to occur, our quarterly results could be adversely affected. In addition, increased competition for acquisition candidates may result in increased purchase prices and fewer suitable candidates for acquisition. If we are unable to consummate future acquisitions, we may not be able to expand our network of allied surgeons.

WE MUST EFFECTIVELY INTEGRATE OUR ACQUIRED PRACTICES TO BE SUCCESSFUL.

         The integration of acquired practices into our network is a difficult, costly and time-consuming process. This process may place strains on our management, operation and systems. There may also be substantial unanticipated costs or delays in connection with this integration. In addition, we must attract and retain additional management personnel to successfully integrate the new practices, which we may not be able to do. Any failure or delay in successfully integrating the new practices may cause our revenues to decline and our associated integration expenses to increase.

WE ASSUME CERTAIN LIABILITIES IN CONNECTION WITH OUR ACQUISITIONS THAT COULD
     ADVERSELY IMPACT OUR FINANCIAL CONDITION.

         Although we are indemnified by the allied practices for assumed liabilities, any payments of indemnification amounts could reduce the revenues available to pay operating expenses.

A SUCCESSFUL MALPRACTICE CLAIM COULD EXCEED OUR INSURANCE LIMITS.

         Our plastic surgeons may be exposed to professional liability and other claims for the procedures that they perform. Some of these claims may be substantial and require significant defense costs. Any successful suit involving us or our surgeons could result in a large damage award that may exceed the limits of our insurance coverage. Although we do not perform plastic surgery procedures, we could become subject to liability because we provide management services to the practices. While we believe that we have adequate insurance coverage, it is possible that our coverage is insufficient to cover losses. It is also possible that coverage may not continue to be available on satisfactory terms. Successful malpractice claims could adversely effect a on our business, financial condition and results of operations.

WE MAY BE REQUIRED TO LOAN FUNDS TO OUR ALLIED PRACTICES AT A TIME WHEN FUNDS
     ARE NOT AVAILABLE.

         If our allied practices do not generate sufficient revenue to cover their operating expenses, our business services agreements require us to fund the excess operating expenses. The amount that we must pay is unlimited. If we are obligated to pay excess operating expenses and sufficient funds are not available to do so, we would be in breach of our business services agreement. This would give the allied practice the right to terminate its agreement with us. If we fund the excess operating expenses, the allied practice is obligated to repay the excess with interest. However, there is no guarantee that a practice will generate sufficient revenue to repay all or a part of its obligation.

A DETERMINATION THAT THE NON-COMPETITION AGREEMENTS WITH OUR ALLIED SURGEONS
     ARE NOT ENFORCEABLE COULD HAVE AN ADVERSE IMPACT ON OUR BUSINESS.

         Our business services agreements with the allied practices require the allied practices to enter into employment agreements with surgeons. These employment agreements contain non-competition agreements that generally limit a surgeon's ability to compete with the allied practice for a period after employment within a specified geographic area. Although the laws of each state differ concerning the enforcement of such covenants, generally states will enforce a covenant if it is necessary to protect a legitimate business interest and is reasonable in both duration and geographic scope. A notable exception is California in which these types of agreements are generally unenforceable. There is little judicial authority regarding whether a business services agreement is the sort of protectable business interest that would permit us to enforce these covenants or to require the allied practices to enforce these covenants against surgeons formerly employed by the practice. Since the intangible value of the business services agreement depends on the ability of the allied practices to preserve their business, which could be harmed if former surgeons went into competition with the practice, a determination that the covenants not to compete are unenforceable could have an adverse impact on our business.

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AGAINST OTHER COMPETITORS WITH
     GREATER FINANCIAL AND OTHER RESOURCES, OR LOWER-COST PROVIDERS, WHICH WOULD ADVERSELY IMPACT OUR BUSINESS.

         Our competitors include national and regional providers of management services that may have greater financial or other resources or otherwise enjoy competitive advantages that would make it difficult for us to compete with them or acquire additional practices. In addition, our practices may compete in local markets with surgeons that perform the services traditionally performed by plastic surgeons at a lower price than our allied surgeons. If the number of procedures performed by our plastic surgeons or the fees they charge for such procedures decreases, our financial results could be adversely affected.

INCREASED INTERNET COMPETITION MAY HARM OUR BUSINESS.

         The business of providing Internet and non-Internet based information, marketing and advertising services to the healthcare industry is highly competitive. Internet competition will likely increase since there are no substantial barriers to entry into this market. Increased competition could result in a decrease in the fees for our subscription services, reduced traffic to our web sites and the inability to obtain content and links to other sites. Any of these occurrences could adversely affect our financial condition and results of operations.

WE MUST ENHANCE AND DEVELOP OUR WEB SITES TO ACHIEVE SUCCESS.

         To remain competitive, we must continue to enhance and improve our web sites' content and services. We rely on third parties for most of our content. Acceptable content may not be available to us on favorable terms or at all. Other web sites may also offer the same or similar content in a superior manner that would adversely affect the traffic to our sites. In addition, we must continually develop and improve the responsiveness, functionality and features of our web sites. If we do not succeed in developing, obtaining and introducing content, features, functions, products and services that will attract consumers and surgeons to our web sites, our business will be adversely affected.

GOVERNMENTAL REGULATION MAY HAVE A DETRIMENTAL EFFECT ON OUR REVENUES.

         The medical industry and plastic surgery practices are regulated extensively at the state and federal levels. Review of our business relationships by regulatory authorities or the courts or changes in regulation may result in determinations that could adversely affect the amount of service fees that we receive from our allied practices and negatively affect our earnings. Certain states prohibit non-medical entities from practicing, owning all or a part of a medical practice, employing physicians or controlling the content of a physician's advertisements. Certain states also prohibit physicians from paying a portion of fees received for medical services in consideration for the referral of a patient or from paying a percentage of revenue to non-physicians. In addition, many states impose limits on the procedures that may be delegated by a plastic surgeon to other staff members. These laws and their interpretations vary from state to state and our business services agreements may be successfully challenged. Enforceability of certain provisions could be limited and prevent us from receiving service fees. These types of changes could restrict our operations in those states or prevent us from affiliating with plastic surgery practices in those states. In addition, the laws and regulations of states in which allied practices presently operate may change or be interpreted in the future to either restrict or adversely affect our agreements with allied practices in those states. Currently, the majority of our business services agreements with founding practices provide for service fees based on 15% of net cash collections. If changes in these laws require us to revise these agreements and use consulting agreements with our fees based on a fixed dollar amount with a fixed percentage increase, our revenues could be adversely affected.

         The United States Congress has considered various healthcare reform proposals, including comprehensive revisions to the current healthcare system. It is uncertain what legislative proposals will be adopted in the future or what actions federal or state legislatures or third-party payers may take in anticipation of or in response to any healthcare reform proposals or legislation. Changes in the healthcare industry, such as growth of managed care organizations or provider networks, may result in lower payment levels for the services of our surgeons and lower revenues for us.

         Generally, fees received from private-pay patients are higher than those from third-party payers that have cost-containment requirements. Although approximately 80% of our practices' current revenues are derived from private-pay patients, a decrease in the number of these patients could occur due to federal and state legislative initiatives. Currently, most procedures reimbursed under Medicare, Medicaid or other third-party payment programs (including commercial insurers, managed care organizations, health maintenance organizations or preferred provider organization) for plastic surgery services are related to reconstructive procedures. The costs of most cosmetic surgery procedures, which currently represent approximately 75% of the procedures performed by our surgeons, are not reimbursed by governmental or private payors and are not subject to cost containment requirements. Comprehensive healthcare reform that includes reimbursement for the costs of cosmetic surgery procedures could affect the payment for and availability of services, including discounted reimbursement rates or more procedures falling under third-party coverage. These changes could lower the revenues of our practices.

         Many states prohibit physicians from using advertising that includes any name other than the physician's, or from advertising in any manner likely to lead a person to believe that a non-physician is engaged in the delivery of medical services. Our business services agreements require all advertising to conform to these requirements. We have endeavored to structure our web sites to avoid violation of any state licensing requirements, but a state regulatory authority may allege that some portion of our Internet business violates these statutes. Any such allegation could adversely affect our business, results of operations and financial condition.

ANTITRUST LAWS MAY LIMIT OUR ABILITY TO COMPETE IN CERTAIN MARKETS.

         We are subject to a range of antitrust laws that prohibit anti-competitive conduct, including price fixing and concerted refusals to deal and division of markets. These laws may limit our ability to enter into business services agreements with separate plastic surgery practices that compete with one another in the same geographic market. In addition, these laws may prevent us from acquiring plastic surgery practices that would be integrated into our existing network of practices if these acquisitions would substantially lessen competition or tend to create a monopoly.

IF THE MEDICARE/MEDICAID ANTI-KICKBACK LAWS ARE DETERMINED TO APPLY TO US, WE
     COULD BE SUBJECT TO FINES AND OTHER PENALTIES AND OUR ALLIED PRACTICES COULD BE EXCLUDED FROM PARTICIPATION IN FEDERAL HEALTHCARE PROGRAMS.

         The Medicare/Medicaid anti-kickback statute prohibits the payment or receipt of any remuneration in return for the referral of patients for services covered under federal healthcare programs, including the Medicare and Medicaid programs, or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any item or service that is covered under a federal health care program. A violation of the anti-kickback statute is a felony punishable by imprisonment, fines or both and may result in the imposition of civil money penalties and exclusion from participation in any federal healthcare program. The statute has been broadly interpreted by the courts and enforcement agencies. In addition, many states have laws that prohibit the payment or receipt of any remuneration in return for the referral of patients or the purchase of items or services under both government and private health care programs. Violations of these state laws may result in payment not being made for the items and services rendered, loss of a healthcare provider's license, fines or criminal penalties. These statutes and regulations vary from state to state and are often vague. In many states they have not been interpreted by courts or regulatory agencies. Although we believe that our current business arrangements with our allied practices do not implicate federal anti-kickback laws, this may not be the case.

WE COULD BE LIABLE FOR THE MISAPPROPRIATION OF PERSONAL INFORMATION ABOUT THE
     USERS OF OUR WEB SITE.

         Our web sites retain personal information about our users that we obtain with their consent. If unauthorized persons penetrate our network security and gain access to or otherwise misappropriate our users' personal information we may be subject to liability. Such liability could include claims for the misuse of personal information, such as for unauthorized marketing purposes or the unauthorized use of credit cards. These claims could result in litigation that would require us to expend significant time and financial resources to defend. In addition, if any of the misappropriated data is deemed to constitute patient health records, this could be a violation of federal law as a breach of privacy.

         The Federal Trade Commission and state governmental bodies have recently investigated the disclosure of personal identifying information obtained from individuals by Internet companies. The federal government has also made legislative proposals in this area. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if any regulator chooses to investigate our privacy practices. Any new law or regulation, or the adverse application or interpretation of existing laws, may decrease the growth in the use of the Internet our web sites. This could decrease the demand for our services, increase our cost of doing business and reduce our earnings. The potential imposition of liability upon us for our content or services resulting from changes in government regulations could require us to implement measures to reduce our exposure to this liability which might require us to expend substantial resources or to discontinue Internet service offerings.

IF OUR INTERNET ACTIVITIES BECOME SUBJECT TO TAXATION, OUR CASH FLOWS AND
     RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

         A number of legislative proposals have been made at the federal, state and local level and by certain foreign governments that would impose additional taxes on the sale of goods and services over the Internet or Internet-related activities. Such regulation or other attempts at regulating commerce or the Internet may impair the growth of commerce on the Internet, and, as a result, adversely affect our opportunity to derive financial benefit from these activities.


IF WE ARE SUBJECT TO CLAIMS BASED ON THE CONTENT WE PROVIDE ON THE INTERNET,
     WE COULD INCUR UNANTICIPATED EXPENSES.

         We may be subject to claims for defamation, negligence, product liability, copyright or trademark infringement or other matters based on content and information on our web sites supplied by us or third parties. These types of claims have been brought, sometimes successfully, against other online service companies. We may also be subject to claims for the content on other web sites that are linked to ours, or for the content posted by visitors in chat rooms or bulletin boards. We could incur significant costs in investigating and defending against such claims even if they do not result in any liability to us.

THE SUCCESS OF OUR BUSINESS DEPENDS ON THE SUCCESSFUL MAINTENANCE AND
     CONTINUATION OF OUR WEB SITE.

         Our Internet solutions are a key part of our strategy and difficulties with our web sites could negatively affect our business and prospects. The continuous, reliable and secure operation of Internet servers and the related hardware and software is necessary to our success. We do not have any back up systems or a formal disaster recovery plan.

         Our web sites must accommodate a high volume of traffic and deliver frequently updated information. Our web sites may experience slower response times or decreased traffic for a variety of reasons, including technological deficiencies. In addition, our visitors depend on Internet service providers and other web site operators for access to our web sites. Many of them have experienced significant outages in the past and could experience such outages, delays and other difficulties in the future. Some of the services we expect to provide, such as video imaging, may require technologically advanced systems to function properly. We may not be able to develop, acquire and maintain these services, which could have an adverse effect on our business, financial condition and results of operations.

OUR BUSINESS WILL BE HARMED IF A BREACH OF SECURITY OCCURS WITH RESPECT TO OUR
     WEB SITES.

         Internet usage and access by consumers may decline if a compromise of security occurs at our web sites. We may incur significant costs to provide security and protect against the threat of security breaches or to alleviate problems caused by such breaches. If our network security is penetrated, proprietary and confidential information could be misappropriated and there may be interruptions in our services. Security breaches could also expose us to litigation.

INFRINGEMENT OF OUR INTELLECTUAL PROPERTY RIGHTS COULD DISRUPT OUR BUSINESS.

         We rely on a combination of copyright, trademark and trade secret laws and contractual provisions to establish and protect our proprietary rights. We have registered the domain names WWW.IDEALME.COM, WWW.THEPLASTICSURGERYCO.COM and approximately 25 other domain names. However, we have not applied for federal registration of any trademarks and we may not be able to secure registration of these names. If we have to change our corporate name, our customers may be confused and our business could be disrupted. This could have an adverse effect on the value of our common stock.

OUR SUCCESS DEPENDS ON OUR ABILITY TO RETAIN OUR KEY PERSONNEL.

         The continued efforts of our senior management, including Dennis Condon, is critical to our success. We believe that Mr. Condon's experience and professional relationship in our industry are key factors in our ability to achieve our expansion strategy. The loss of his services could have a detrimental impact on our business. In addition, we depend on the continued performance of our allied surgeons.

THE MARKET PRICE OF OUR COMMON STOCK MAY FLUCTUATE WIDELY.

         The market prices of securities of Internet-related companies have experienced volatility. If we are viewed as an Internet company, the market price of our common stock could be adversely affected for reasons unrelated to our operating performance. Fluctuations may also occur in response to our historical and anticipated operating results, regulatory changes, competition and any difference between actual results and the results expected by investors and analysts.

MANAGEMENT BENEFICIALLY OWNS APPROXIMATELY 59% OF OUR COMMON STOCK AND THEIR
     INTEREST COULD CONFLICT WITH YOURS.

         Our directors, executive officers and the owners of the founding practices beneficially own approximately 59% of our outstanding common stock. As a result, collectively they are able to substantially influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control.

SHARES ELIGIBLE FOR SALE IN THE FUTURE COULD NEGATIVELY AFFECT OUR STOCK PRICE.

         The market price of our common stock could decline as a result of sales of a large number of shares of our common stock or the perception that these sales could occur. This might also make it more difficult for us to raise funds through the issuance of securities. Shares of our common stock that have not been previously traded in the public market but may at some time be sold in the public market include shares held by affiliates, shares to be issued in acquisitions and shares to be issued upon the exercise of warrants or stock options. As of March 1, 2001, we had outstanding 4,825,873 shares of common stock of which 3,786,282 are freely tradeable. As of March 1, 2001 we have reserved an aggregate of 3,208,808 shares of common stock for issuance upon exercise of outstanding stock options and warrants. We have also registered 406,075 shares under the registration statement of which this prospectus is a part. In addition we have filed a registration statement covering 2,500,000 shares of common stock for use in connection with acquisitions and a registration statement covering approximately 2,800,000 shares being offered for resale by selling shareholders. We may register additional shares in the future in connection with acquisitions, compensation or otherwise.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

         We have made forward-looking statements in this prospectus, all of which are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future business success or financial results. The forward-looking statements are subject to a number of risks, uncertainties and assumptions about us, including those described in "Risk Factors."

         When we use words like "believe," "expect," "anticipate" or similar words or terms, we are making forward-looking statements.

         You should note that an investment in our common stock involves risks and uncertainties that could affect our future business success or financial results. Our actual results could differ materially from those anticipated expressly or implicitly in these forward-looking statements as a result of many factors, including those set forth in "Risk Factors" and elsewhere in this prospectus.

         We believe that it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. You should be aware that the occurrence of the events described under the heading "Risk Factors" and elsewhere in this prospectus could adversely affect our business, financial condition and operating results. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.


                                 USE OF PROCEEDS

         All net proceeds from the sale of the shares of common stock covered by this prospectus will go to the selling shareholders. We will not receive any proceeds from the sale of common stock by the selling shareholders. However, we will receive proceeds from the exercise of warrants held by some of the selling shareholders. Some of the warrants have an exercise option that allows the holder to exercise the warrant without paying the exercise price in cash. Instead, the holder would receive shares of common stock with a dollar value that is equal to the market price of the common stock minus the exercise price of the warrants multiplied by the number of warrants exercised. If all of the selling shareholders exercise their warrants by paying the exercise price in cash, we will receive a maximum of $12,247,395. Any net proceeds that we receive will be used for general corporate purposes, including working capital for our business.

                              SELLING SHAREHOLDERS

         The following table sets forth information with respect to the selling shareholders and the shares of common stock that they may offer pursuant to this prospectus. The selling shareholders may from time to time offer and sell any or all of the shares of common stock pursuant to this prospectus. Some or all of the shares offered by this prospectus may be offered on a delayed or continuing basis by a selling shareholder. The selling shareholders include pledgees, transferees, donees and others who may later hold the named selling shareholders' shares. We may update or amend this prospectus from time to time to update the disclosure set forth in this prospectus.

         As of March 1, 2001 we had 4,825,873 shares of common stock outstanding. For purposes of computing the number and percentage of shares beneficially owned by each selling shareholder as of March 1, 2001 only shares which such shareholder has the right to acquire on or before April 29, 2001 are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other selling shareholder.

                                        SHARES OWNED    SHARES BEING   SHARES OWNED   SHARES OWNED
                                           BEFORE                          AFTER          AFTER
                                          OFFERING        OFFERED        OFFERING       OFFERING
         SELLING SHAREHOLDER               NUMBER          NUMBER         NUMBER         PERCENT
         -------------------               ------          ------         ------         -------
Patricia A. Altavilla                      91,675          27,675         64,000          1.3%
Connie L. Anthony & James L. Anthony           49              49              0            *
C. Richard Arenschield                     12,351          12,351              0            *
Janet A. Bivens                            40,400          40,400              0            *
Ronald K. Bowen                               200             200              0            *
Stephen A. Brown, M.D., F.A.C.S.           13,504             221         13,283 (1)        *
Bucktail Enterprises L.L.C. (2)               600             600              0            *
J.M. Burns                                     50              50              0            *
James H. Caraway, M.D.                         49              49              0            *
Sammy A. Caves                              8,080           8,080              0            *
David H. and Deborah P. Challoner           1,350           1,350              0            *
Howard C. Chandler                          4,040           4,040              0            *
Robert J. Clanin                            5,050           5,050              0            *
Sherman Clay                               32,486          32,486              0            *
Dennis Condon                             271,750         125,250        146,500          3.0%
K. Robert Crowe                               250             250              0            *
Wendy Dinner                                  490             490              0            *
Hilbert Dreesen                            41,006          41,006              0            *
Sidney Eisenbaum                           10,981             147         10,834 (1)        *
Lya Eisenberg                              39,473          10,319         29,154 (1)(3)     *
Marilyn M. Elkins                             150             150              0            *
Meredith R. Elkins                             40              40              0            *
Jay David Ellenby, M.D., F.A.C.S.          44,164          33,451         10,713 (1)        *
John H. & Tina S. Ericsson                  2,471           2,471              0            *
Alfred J. Farone, Jr.                         123             123              0            *
Dana E. Fender                             10,100          10,100              0            *
Joseph C. Finley                               60              60              0            *
John Fuller                                    50              50              0            *
Thomas R. Fuller                              100             100              0            *
Robert D. Garces                           63,075          63,075              0            *
Michael D. Goodwin and Patricia Y.
  Goodwin                                  17,019          17,019              0            *
Linda N. Hansche                            2,020           2,020              0            *
Marilyn D. Hart                             5,050           5,050              0            *
Cheryl Morgan Haynes                           20              20              0            *
Wayne Hester                               10,100          10,100              0            *
Stiles T. Jewett, Jr., M.D., F.A.C.S.      70,992          12,000         58,992 (1)      1.2%
James L. Johnson, Sr.                       2,020           2,020              0            *
Caroln K. King                                100             100              0            *


                                       11



E. William Koons, III                       4,040           4,040              0            *
MC Investments, LLC (4)                    10,200          10,200              0            *
C. Graham McGehee                              40              40              0            *
Cliff McGehee                                 150             150              0            *
Dorothy B. McGehee                            150             150              0            *
Elizabeth McGehee                              40              40              0            *
Darrell Measel and Barbara Measel           5,580           5,580              0            *
Richard A. Mladick, M.D.                   12,351          12,351              0            *
Della D. Morgan                                10              10              0            *
Richard F. Morgan                             250             250              0            *
Ronald F. Morgan                               10              10              0            *
Patrick A. Murphy                              25              25              0            *
Richard M. Nazareth                       157,536           5,050        152,486 (1)      3.2%
Martin P. Nevitt, M.D.                     14,127          14,127              0            *
Pacific Mezzanine                         405,154         405,154              0            *
Ronald O. Parsons                          94,919          94,919              0            *
Harold A. & Beverly Paullin                   158             158              0            *
Robert N. Pickron                             100             100              0            *
David C. Poole                             30,300          30,300              0            *
Robert & Gloria K. Qualls                  72,878 (5)      72,878              0            *
Paul A. Quiros                                600             600              0            *
Ronald L. Receveur                          6,666           6,666              0            *
Beverly Refkin                            304,556         304,556              0            *
Steven Refkin                              69,033          69,033              0            *
Roth Capital, Inc.                        140,000         140,000              0            *
Sands Family Trust dtd 3/16/90
  Victor Sands as Trustee FBO              14,140          14,140              0            *
S.L. Schlesinger, M.D., F.A.C.S.          236,173          50,200        185,973 (1)      3.9%
Randall A. Schmidt                        109,288 (6)     109,288              0            *
Stanley F. Schoenbach and Eva
  Scheinbach                                5,050           5,050              0            *
Sheila R. Schroeder                        50,550          50,550              0            *
Edward A. Shadid, M.D.                     13,603              49         13,554 (1)        *
Charlie Sheridan                           10,000          10,000              0            *
Joel B. Singer, M.D., F.A.C.S.            112,560          12,000        100,560 (1)      2.1%
J. Richard Sinners                            260             260              0            *
Robert P. Sinners, IRA                        147             147              0            *
Gerald Smernoff                             3,488           3,488              0            *
Shirley J. Smith                            5,050           5,050              0            *
Spartex Profit Sharing Plan                   147             147              0            *
Sheri Eagle Stevens                        15,000          15,000              0            *
W. Grant Stevens, M.D., F.A.C.S.          567,901         115,400        452,501 (1)      9.4%
Alan C. Stormo, M.D., F.A.C.S.             53,754          29,519         24,235 (1)        *
Jeffrey T. Swall, M.D.                        123             123              0            *
Gregory Thompson                            3,030           3,030              0            *



                                       12



Frances C. Wilfong                          2,020           2,020              0            *
Heather Anne Wilfong, M.D.                     50              50              0            *
Janet M. Wilfong                           15,150          15,150              0            *
Jonathan E. Wilfong                       718,000         707,000         11,000            *
Jonathan E. Wilfong, Jr                        50              50              0            *
Katherine G. Worth                            100             100              0            *
L. Fabian Worthing, M.D., F.A.C.S.            147             147              0            *
*Less than 1% of the outstanding shares of our common stock.

(1) All of these shares are registered on Post-Effective Amendment No. 1 to form S-1 on Form S-3 filed with the SEC on January 5, 2001 (File No. 333-794849).
(2)  The principal of this entity is Robert D. Garces.
(3) All of these shares are held in the name of Ms. Eisenberg's spouse, as to which she disclaims beneficial ownership.
(4)  The principals of this entity are Chris A. Mack and Howard C. Chandler, Jr.
(5)  Includes 980 shares held by First Southern Co. PP f/b/o Qualls.
(6)  Includes 6,975 shares held by Randall A. Schmidt JCB FBO Schmidt.

                              PLAN OF DISTRIBUTION

         We are registering the resale of our common stock on behalf of the selling shareholders. A selling shareholder includes donees, transferees and pledgees selling shares of common stock received from a named selling shareholder after the date of this prospectus. This prospectus may also be used by transferees of the selling shareholders or by other persons acquiring shares, including brokers who borrow the shares to settle short sales of our common stock. If any of the selling shareholders transfer any of their shares, each transferee must be bound to the same restrictions and limitations that apply to the selling shareholders described in this prospectus. We will bear all costs, expenses and fees in connection with the registration of the shares offered in this prospectus. The selling shareholders will bear all brokerage commissions and similar selling expenses associated with the sale of the shares.

         The selling shareholders may offer their shares of our common stock at various times in one or more of the following transactions:

             o    on the American Stock Exchange;
             o    in the over-the-counter market;
             o in transactions other than on the American Stock Exchange or in the over-the-counter market;
             o in negotiated transactions or otherwise, including an underwritten offering;
             o in connection with short sales of the shares of our common stock;
             o by pledge or by grant of a security interest in the shares to secure debts and other obligations;
             o in ordinary brokerage transactions and transactions in which a broker solicits purchasers;
             o in connection with the writing of non-traded and exchange-traded call or put options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;
             o in a block trade in which a broker-dealer, as principal, may resell a portion of the block in order to facilitate the transaction;
             o in a purchase by a broker-dealer, as principal, and resale by the broker-dealer for its account;
             o in a combination of any of the above transactions; or o any other method permitted pursuant to applicable law.

         In connection with hedging transactions, the selling shareholders may:

             o enter into transactions in which broker-dealers or other financial institutions may in turn engage in short sales of our common stock in the course of hedging the positions they assume with the selling shareholders;
             o sell shares short themselves and redeliver such stock to close out their short positions;
             o loan or pledge the shares to a broker-dealer, who may sell the loaned stock, or in the event of default, sell the pledged stock; or
             o enter into options or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of the shares offered by this prospectus, which shares may be resold under this prospectus or any prospectus supplemented or amended to reflect such transaction.

         The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. Each of the selling shareholders reserves the right to accept, and together with their agents from time to time, to reject, in whole or in part, any proposed purchase of the common stock to be made directly or through agents.

         The selling shareholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts, commissions or concessions from purchasers of shares for whom they acted as agents. Broker-dealers engaged by the selling shareholders may allow other broker-dealers to participate in resales.

         The selling shareholders and any broker-dealers or agents that act in connection with the sale of shares might be deemed to be underwriters and any commissions received by these broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because the selling shareholders might be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales of shares of common stock.

         In addition to selling shares of our common stock under this prospectus, the selling shareholders may:

             o resell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of Rule 144;
             o agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act; or
             o transfer their common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer.

         Upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus if required under Rule 462(b) of the Securities Act disclosing:

             o the name of each such selling shareholder and the participating broker-dealer;
             o    the number of shares involved;
             o    the price at which the shares were sold;
             o the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable; and
             o    other facts material to the transaction.

         In addition, upon being notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

                                  LEGAL MATTERS

         Stradling Yocca Carlson & Rauth, a Professional Corporation, has issued on opinion about the legality of common stock being offered by this prospectus.

                                     EXPERTS

         The financial statements of The Plastic Surgery Company incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

         We have been advised by Arthur Andersen LLP that if the Company does not raise additional capital, prior to the completion of their audit of the Company's financial statements for the year ended December 31, 2000, to fund our outstanding indebtedness, other liabilities and to operate our business through December 31, 2001 they will need to quality their opinion relative to our ability to continue as a going concern.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are a reporting company and file annual, quarterly and current reports, proxy materials and other information with the SEC. You may read and copy these reports, proxy materials and other information at:

  Securities & Exchange Commission       Regional Office of the SEC       Regional Office of SEC
       Public Reference Room                7 World Trade Center          500 West Madison Street
       450 Fifth Street, N.W.                    Suite 1300                     Suite 1400
         New York, NY 10048                  New York, NY 10048           Chicago, IL 60661-2511



         You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available at the SEC's internet web site at "http:\\www.sec.gov." Our common stock is quoted on The American Stock Exchange. Reports, proxy statements and other information concerning us may also be inspected at the offices of The American Stock Exchange at 86 Trinity Place, New York, New York 10006.

         The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this prospectus.

         We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed.

             o our Annual Report on Form 10-K for the year ended December 31, 1999;
             o    our Definitive Proxy Statement filed on September 21, 2000;
             o our Quarterly Report on Form 10-Q for the period ended March 31, 2000;
             o our Quarterly Report on Form 10-Q for the period ended June 30, 2000;
             o our Quarterly Report on Form 10-Q for the period ended September 30, 2000;
             o our current report on Form 8-K dated December 18, 2000 and filed with the SEC on January 2, 2001;
             o our current report on Form 8-KA dated March 3, 2001 and filed with the SEC on March 5, 2001; and
             o the description of our common stock that is contained in our registration statement filed on Form 8-A filed on October 28, 1999.

         You may request free copies of these filings by writing or telephoning us at the following address:

                           The Plastic Surgery Company
                       509 E. Montecito Street, 2nd Floor
                         Santa Barbara, California 93103
                                 (805) 963-0400

         We have filed with the SEC a registration statement on Form S-3 (Registration No. _________) under the Securities Act of 1933. This prospectus, which is a part of that registration statement, omits certain information contained in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, we refer you to that exhibit for a more complete description of the matter involved, and each statement is deemed qualified in its entirety to that reference.

         You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


         NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE PLASTIC SURGERY COMPANY OR ANY SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY CIRCUMSTANCES IN WHICH AN OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY DATE SUBSEQUENT TO ITS DATE.

                            -------------------------

                                TABLE OF CONTENTS

 ........................................................................PAGE

Risk Factors.............................................................4

Information Regarding Forward Looking Statement........................ 10

Use of Proceeds.........................................................10

Selling Shareholders....................................................11

Plan of Distribution....................................................14

Legal Matters...........................................................15

Experts.................................................................15

Where You Can Find More
  Information...........................................................16





                           THE PLASTIC SURGERY COMPANY

                             ----------------------


                                2,792,357 Shares




                                  COMMON STOCK


                             ----------------------



                                   PROSPECTUS



                            -------------------------





                                 March ___, 2001





--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution
-----------------------------------------------------

         The following sets forth the estimated costs and expenses in connection with the offering of the shares of common stock pursuant to this Registration
Statement:

          Registration fee to the Securities
             and Exchange Commission.............................  $       263
          Accounting Fees and Expenses...........................  $     5,000
          Legal Fees and Expenses................................  $     5,000
          Miscellaneous Expenses.................................  $     5,000
                                                                    ----------
                   Total.........................................  $    15,263

         All expenses of the offering, other than selling discounts, commissions and legal fees and expenses incurred separately by the selling shareholders, will be paid by the Registrant.

Item 15.  Indemnification of Directors and Officers.
---------------------------------------------------

         The Georgia Business Corporation Code permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that no provisions shall eliminate or limit the liability of a director: (A) for any appropriation, in violation of his duties, of any business opportunity of the corporation; (B) for acts or omissions which involve intentional misconduct or a knowing violation of law; (C) for unlawful corporate distributions; or (D) for any transaction from which the director received an improper personal benefit. This provision pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Georgia corporate law (and not for violation of other laws, such as the Federal securities laws).

         Pursuant to The Plastic Surgery Company's Amended and Restated Articles of Incorporation and Bylaws, officers and directors shall be indemnified by The Plastic Surgery Company to the fullest extent allowed under Georgia law for claims brought against them in their capacities as officers and directors. Indemnification is not allowed if the officer or director does not act in good faith and in a manner reasonably believed to be in the best interests of the company, or if the officer or director had no reasonable cause to believe his conduct was lawful. Accordingly, indemnification may occur for liabilities arising under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of The Plastic Surgery Company pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         We have purchased insurance on behalf of our directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors and officers of the registrant, or that may arise out of their status as directors or officers of the registrant, including liabilities under federal and state securities laws.

Item 16.  Exhibits.
-------------------

         2.1* Stock Purchase Agreement between the Company and the stockholders of the Florida Center for Cosmetic Surgery, dated November 15, 2000 (Incorporated by reference to Exhibit 2.1 of the Registrant's current report on 8-KA dated March 3, 2001 and filed with the Commission on March 5, 2001).

         4.1 Specimen Common Stock Certificate. (Incorporated by reference to Exhibit 4.1 of the Registrant's Amendment No. 3 to Registration Statement on Form S-1 filed with the Commission on July 23, 1999 (File No. 333-78565)).

         4.2 Form of Warrant Agreement between the Company and the representatives of the underwriters of the Registrant's initial public offering. (Incorporated by reference to Exhibit
                  4.2 of the Registrant's Amendment No. 4 to Registration Statement on Form S-1 filed with the Commission on September 15, 1999 (File No. 333-78565)).

         5.1 Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

         23.1 Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in Exhibit 5.1).

         23.2     Consent of Arthur Andersen LLP.

         23.3     Consent of Durland & Company, CPAs, P.A.

         24.1     Powers of Attorney (included on signature page).

         *Certain exhibits to, and schedules delivered in connection with, the Stock Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Registrant agrees to supplementally furnish to the Commission a copy of any such exhibit or schedule upon request.

Item 17.  Undertakings.
-----------------------

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 434(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) include any additional or changed material information on the plan of distribution.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (4) That for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities of that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on the 19th day of March, 2001.

                                         THE PLASTIC SURGERY COMPANY


                                         By: /S/ Dennis E. Condon
                                             -----------------------------------
                                             Dennis E. Condon
                                             President and
                                             Chief Executive Officer


                                                     POWER OF ATTORNEY

         We, the undersigned directors and officers of The Plastic Surgery Company, do hereby constitute and appoint Dennis E. Condon and Adam E. Romo, and each of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


        Signature                                     Title                                Date
/S/ Dennis E. Condon                     President, Chief Executive Officer and        March 19, 2001
-----------------------------            Director (Principal Executive Officer)
Dennis E. Condon


/S/ Adam E. Romo                         Chief Financial Officer                       March 19, 2001
-----------------------------            (Principal Financial and Accounting Officer)
Adam E. Romo


/S/ Jonathan E. Wilfong                  Chairman of the Board                         March 19, 2001
-----------------------------
Jonathan E. Wilfong


/S/ Robert Ersek, M.D.                   Director                                      March 19, 2001
-----------------------------
Robert Ersek, M.D.


/S/ John Schantz, M.D.                   Director                                      March 19, 2001
-----------------------------
John Schantz, M.D.


/S/ W. Grant Stevens, M.D.               Director                                      March 19, 2001
---------------------------
W. Grant Stevens, M.D.


/S/ William Armiger, M.D.                Director                                      March 19, 2001
-----------------------------
William Armiger, M.D.